Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-200432) pertaining to the 2006 Employee, Director and Consultant Equity Incentive Plan of ImmunoGen, Inc. of our reports dated March 3, 2017, with respect to the consolidated financial statements of ImmunoGen, Inc. and the effectiveness of internal control over financial reporting of ImmunoGen, Inc. included in its Transition Report (Form 10-KT) for the six-month transition period ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 4, 2017